EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
CVR Energy, Inc.:
We consent to the inclusion in the CVR Energy, Inc. and subsidiaries report on Form 10-K for the year ended December 31, 2014 and the incorporation by reference in the registration statements (Nos. 333-146907 and 333-148783) on Form S-8 of CVR Energy, Inc. of our report dated March 14, 2013, with respect to the consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the year ended December 31, 2012.
/s/ KPMG LLP
Houston, Texas
February 20, 2015